UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 7, 2013

FANSPORT, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54828	45-0966109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1802, 18th Floor, Chinachem Exchange Square, 1 Hoi Wan Street, Quarry Bay, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	852-3100-0566

5020 Woodland Drive, Placerville, CA
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 7, 2013, Kristin Cleland resigned as President and sole Director of our company. Ms. Cleland’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise. Concurrently, Stephen Wong consented to and was appointed as the Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, President and sole Director of our company to fill the vacancy of Ms. Cleland’s resignation.

Stephen Wong – Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, President and Director

Stephen Wong, age 28, has over six years of experience within the digital marketing and information technology industries.  Mr. Wong specializes in touch screen kiosks, web applications, web designs and social media marketing.  He is the co-founder and has been the Chief Executive Officer since 2010 of Social Media Broadcasts (SMB) Limited, founder and Director since 2010 of Faithvor Works, a webhosting, applications and e-marketing company, and founder and Director since 2009 of Deans Production Limited, an event management and live music service company.

Prior to these positions, Mr. Wong was the creative director at Touch Media International Limited, a touch screenkiosk e-content and production company, from 2006 to 2007.  He also previously was the IT Consultant for I-Cyber Electronic (from 2006 to 2007), a company involved in web applications and hosting, and worked as a Project Manager for A-Z Concept Limited (from 2005 to 2006), a company in the field of digital advertising.

Mr. Wong earned his Bachelor of Arts (Hons.) in marketing from the University of Central Lancashire and completed a certificate in information technology at the Hong Kong Vocation Training Center.

Our company believes that Mr. Wong’s education background, and business and operational experience give him the qualifications and skills necessary to serve as the Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, President and sole Director of our company. Our board of directors now consists solely of Stephen Wong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FANSPORT, INC.

/s/ Stephen Wong
Stephen Wong
Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, President and Director

Date:	June 13, 2013